Exhibit 3.2

RESTATED CODE OF REGULATIONS

OF

CARDINAL HEALTH, INC.

AMENDED JUNE 30, 2016

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ARTICLE 5	Indemnification and Insurance	22
§5.1	Costs Incurred	22
§5.2	Advance Payment of Costs	22
§5.3	Requested Service	22
§5.4	Non-Exclusive	22
§5.5	Insurance	22
§5.6	Survival	23
§5.7	Successors	23
§5.8	Elimination or Impairment of Indemnification Rights	23

ARTICLE 6	Fiscal Year	23

ARTICLE 7	Control Share Acquisitions	23

ARTICLE 8	Forum for Adjudication of Disputes	23

ARTICLE 9	Amendment of Regulations	24

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ARTICLE 1
Meetings of Shareholders
§1.1 Annual Meeting. The annual meeting of shareholders (the "Annual Meeting"), for the purpose of electing directors and transacting such other business as may come before the meeting, shall be held on such date and at such time during the first six months of each fiscal year of Cardinal Health, Inc. (the "Company") as may be fixed by the board of directors and stated in the notice of the meeting.
§1.2 Special Meetings.
(a) A special meeting of shareholders may be called by the chairman of the board, the chief executive officer or the president, or a majority of the directors acting with or without a meeting.
(b) A special meeting of shareholders shall be called by the Company upon the request of the holders of shares entitling them to exercise 25 percent of the voting power of the Company entitled to be voted at the meeting. Upon delivery to the chairman, president or secretary of a proper request in writing for a shareholders’ meeting, which request must specify the purposes of the meeting and include the information that would be required to be set forth in a shareholder’s notice with respect to an Annual Meeting pursuant to Section 1.5(c) of these regulations, the Company shall give notice to the shareholders. Any such meeting shall be held on a date and at a time and location fixed by the board of directors, the chairman, the president or the secretary, which date shall not be less than 14 days nor more than 65 days after delivery of a proper request. If this notice is not given within five days after a proper request by shareholders entitled to call a meeting, the persons making the request may fix the time of the meeting by giving notice in the manner provided in Section 1.4 of these regulations or cause such notice to be given by their designated representative.
§1.3 Place of Meetings. All meetings of shareholders shall be held at such place or places, within or without the State of Ohio, as may be fixed by the board of directors or such officers as provided for in Section 1.2(b) of these regulations.
§1.4 Notice of Meetings. A notice of each annual or special meeting of shareholders shall be given to shareholders in accordance with and to the extent required by applicable law by the chairman, chief executive officer, president or secretary not less than seven nor more than 60 days before the date of the meeting. A record date may be fixed for determining the shareholders entitled to notice of any meeting of shareholders, in accordance with the provisions of Section 1.11 of these regulations. Only the business provided for in such notice shall be considered at the meeting. Notice of the adjournment of a meeting need not be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.

§1.5 Notice of Shareholder Nominations and Business.
(a) Annual Meeting of Shareholders.
(i) Nominations of persons for election to the board of directors of the Company may be made at an Annual Meeting (A) by or at the direction of the board of directors of the Company, (B) by any shareholder of the Company who (1) is a shareholder of record at the time of giving of notice provided for in this Section 1.5 and at the time of the Annual Meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Section 1.5 as to such nomination, or (C) by any Eligible Shareholder (as defined in Section 1.6(b)(ii) below) whose Shareholder Nominee (as defined in Section 1.6(a) below) is included in the Company’s proxy statement and form of proxy for that Annual Meeting pursuant to Section 1.6. In order to assure that shareholders and the Company have a reasonable opportunity to consider director nominations proposed to be brought before an Annual Meeting and to allow for full information to be distributed to shareholders, compliance with clauses (B) and (C) of this Section 1.5(a)(i) shall be the exclusive means for a shareholder to make director nominations at an Annual Meeting.
(ii) Proposals of other business to be considered by the shareholders may be made at an Annual Meeting (A) by or at the direction of the board of directors of the Company or (B) by any shareholder of the Company who (1) is a shareholder of record at the time of giving of notice provided for in this Section 1.5 and at the time of the Annual Meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Section 1.5 as to such business. In order to assure that shareholders and the Company have a reasonable opportunity to consider other business proposed to be brought before an Annual Meeting and to allow for full information to be distributed to shareholders, compliance with clause (B) of this Section 1.5(a)(ii) shall be the exclusive means for a shareholder to submit other business at an Annual Meeting (other than matters properly brought under Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)).
(iii) For any nominations or any other business to be properly brought at an Annual Meeting by a shareholder pursuant to Section 1.5(a)(i)(B) or Section 1.5(a)(ii)(B) of these regulations, the shareholder must have given timely notice thereof in proper written form to the secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to the secretary at the principal executive offices of the Company not later than the Close of Business (as defined below) on the 90th day nor earlier than the Close of Business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered (A) not earlier than the Close of Business on the 120th day prior to such Annual Meeting and (B) not later than the Close of Business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which a Public Announcement (as defined below) of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an Annual Meeting, or a postponement of an Annual Meeting for which notice of the meeting has been given, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
(b) Special Meetings of Shareholders.
(i) As provided under Section 1.4 of these regulations, only business set forth in the notice of meeting may be conducted at a special meeting of shareholders and no shareholder may bring any nominations of persons for election to the board of directors or any other business before a special meeting of shareholders other than the nominations and business specified by the shareholders requesting the special meeting of shareholders in the meeting request required by Section 1.2(b) of these regulations. If the notice of special meeting of shareholders indicates that persons may be elected to the board of directors of the Company, then nominations of persons for election to the board of directors may be made (A) by or at the direction of the board of directors of the Company or (B) by any shareholder of the Company who (1) is a shareholder of record at the time of giving of notice provided for in this Section 1.5 and at the time of the special meeting of shareholders, (2) is entitled to vote at the meeting, and (2) complies with the notice procedures set forth in this Section 1.5 as to such nomination.
(ii) For any nominations to be properly brought before a special meeting of shareholders by a shareholder pursuant to Section 1.5(b)(i)(B) of these regulations, the shareholder must have given timely notice thereof in proper written form to the secretary. To be timely, a shareholder’s notice must be delivered to the secretary at the principal executive offices of the Company (A) not earlier than the Close of Business on the 120th day prior to such special meeting of shareholders and (B) not later than the Close of Business on the later of the 90th day prior to such special meeting of shareholders or the 10th day following the day on which a Public Announcement of the date of such meeting and of the nominees proposed by the board of directors of the Company to be elected at such meeting is first made by the Company. In no event shall an adjournment or recess of a special meeting of shareholders, or a postponement of a special meeting of shareholders for which notice of the meeting has been given, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
(c) Shareholder’s Notice. To be in proper written form, a shareholder’s notice given to the secretary pursuant to Section 1.5(a)(i)(B), Section 1.5(a)(ii)(B) or Section 1.5(b)(i)(B) of these regulations must:

(i) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(A) the name and address of such shareholder, as they appear on the Company’s books, and the name and address of such beneficial owner;
(B) the class and number of shares of the Company that are held of record by such shareholder as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company held of record by such shareholder on such record date;
(C) the class and number of shares of the Company that are held of record or are beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by such beneficial owner as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company that are held of record or are beneficially owned by such beneficial owner on such record date;
(D) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
(E) such shareholder’s and beneficial owner’s written consent to the public disclosure of information provided to the Company pursuant to this Section 1.5;
(ii) set forth, as to the shareholder giving the notice or, if given on behalf of a beneficial owner, as to the beneficial owner on whose behalf the nomination or proposal is made:
(A) any agreements, arrangements or understandings entered into by the shareholder or beneficial owner, as appropriate, and its affiliates with respect to equity securities of the Company, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the Company, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings;

(B) to the extent not covered in clause (A) above, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the shareholder or beneficial owner); and
(C) a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the information set forth in clauses (A) and (B) above as of such record date;
(iii) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth, as to each proposal:
(A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, in such business;
(B) the text of any proposal or resolution proposed for consideration, including the language of any proposed amendment to the articles or these regulations; and
(C) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;
(iv) if the notice relates to nomination of a person for election or reelection to the board of directors of the Company, set forth, as to each nominee in an attachment signed by the nominee:
(A) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate therewith or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;
(C) a written representation by each proposed nominee that the person is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Company, with such nominee’s fiduciary duties under applicable law;
(D) a written representation by each proposed nominee that the person is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company; and
(E) a written representation by each proposed nominee that the person, if elected as a director of the Company, will comply with all of the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Company policies and guidelines applicable to directors;
(v) set forth a representation that such shareholder intends to appear in person or by proxy (such proxy to be delivered to the Company no later than the Close of Business on the third business day prior to the making of a nomination or proposal) at the meeting to bring such nomination or other business before the meeting;
(vi) set forth such other information as may reasonably be required by the board of directors of the Company as described in the Company’s proxy statement for the preceding year’s Annual Meeting; and
(vii) be followed, within five business days after the record date for such meeting, by the written notice providing the information described in clauses (i)(B) and (i)(C) and clause (ii)(C) above.
For purposes of this Section 1.5(c), if a shareholder or beneficial owner is an entity, information required of such entity by clauses (i), (ii) and (iii)(C) must also be provided as to each director, executive officer, partner, managing director or similar control person

(regardless of title or position) of the entity and of each entity that controls or has the ability to control such entity.
If the shareholder providing the notice intends to nominate a person for election or reelection to the board of directors of the Company, the Company may require any proposed nominee to furnish, and such nominee must promptly (but in no event within five business days after such request) furnish, completed and signed questionnaires that the Company requires of its own director nominees and such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
(d) General.
(i) Except as otherwise provided by law, the articles or these regulations, the board of directors of the Company (or a designated committee thereof or the chairman of the meeting appointed pursuant to Section 1.9 of these regulations) shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.5 or Section 1.6 of these regulations and, if any proposed nomination or business is not in compliance with this Section 1.5 or Section 1.6, as the case may be, to declare that such defective proposal or nomination shall be disregarded.
(ii) For purposes of this Section 1.5 and Section 1.6 of these regulations, the “Close of Business” shall mean 5:00 p.m. local time at the principal office of the Company on any calendar day, whether or not the day is a business day, and a “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(iii) Notwithstanding the foregoing provisions of this Section 1.5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.5; provided, however, that any references in this Section 1.5 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.5(a)(i)(B), Section 1.5(a)(ii)(B) or Section 1.5(b)(i)(B) of these regulations.
(iv) Nothing in this Section 1.5 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act by satisfying the notice and other requirements of Rule 14a-8 in lieu of satisfying the requirements of this Section 1.5.

§1.6 Proxy Access for Director Nominations.
(a) Eligibility. Subject to the terms and conditions of these regulations, in connection with an Annual Meeting at which directors are to be elected, the Company shall include in its proxy statement and on its form of proxy the names of, and shall include in the proxy statement the Additional Information (as defined below) relating to, a number of nominees, as specified pursuant to Section 1.6(b)(i), for election to the board of directors submitted pursuant to this Section 1.6 (each nominee, a “Shareholder Nominee”) if:
(i) the Shareholder Nominee satisfies the eligibility requirements in this Section 1.6;
(ii) the Shareholder Nominee is identified in a timely notice (the “Shareholder Notice”) that satisfies this Section 1.6 and is delivered by a shareholder that qualifies as, or is acting on behalf of, an Eligible Shareholder (as defined below);
(iii) the Eligible Shareholder expressly elects at the time of the delivery of the Shareholder Notice to have the Shareholder Nominee included in the Company’s proxy materials; and
(iv) the additional requirements of these regulations are met.
(b) Definitions.
(i) The maximum number of Shareholder Nominees appearing in the Company’s proxy materials with respect to an Annual Meeting (the “Authorized Number”) may not exceed the greater of (A) two or (B) 20 percent of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 1.6 with respect to the Annual Meeting, or if the amount is not a whole number, the closest whole number (rounding down) below 20 percent, except that the Authorized Number will be reduced (Y) by the number of Shareholder Nominees submitted for inclusion in the Company’s proxy materials pursuant to this Section 1.6 but whom the board of directors decides to nominate as a board nominee and (Z) by the number of nominees elected to the board of directors as a Shareholder Nominee at any of the preceding two Annual Meetings and who is nominated for election at the Annual Meeting by the board of directors as a board nominee. The Authorized Number will also be reduced, but not below one, by the number of directors in office or director nominees that in either case will be included in the Company’s proxy materials with respect to the Annual Meeting as an unopposed (by the Company) nominee pursuant to an agreement, arrangement or other understanding between the Company and a shareholder or group of shareholders (other than any agreement, arrangement or understanding entered into in connection with an acquisition of capital stock from the Company), other than any director who at the time of the Annual Meeting will have served as a director continuously, as a nominee of the board of directors, for at least two annual terms. In the event that one or more director vacancies occurs for any reason after the date of the Shareholder

Notice but before the Annual Meeting and the board of directors resolves to reduce the size of the board of directors, the Authorized Number will be calculated based on the number of directors in office as so reduced.
(ii) To qualify as an “Eligible Shareholder,” a shareholder or a group as described in this Section 1.6 must:
(A) Own and have Owned (as defined below), continuously for at least three years as of the date of the Shareholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares) that represents at least three percent of the outstanding shares of the Company that are entitled to vote in the election of directors as of the date of the Shareholder Notice (the “Required Shares”); and
(B) thereafter continue to Own the Required Shares through the Annual Meeting.
For purposes of satisfying the percentage ownership requirements of this Section 1.6(b)(ii), the shares that one or more shareholders or beneficial owners individually Owned continuously for at least three years as of the date of the Shareholder Notice may be aggregated if the number of shareholders and beneficial owners does not exceed 20 and all requirements and obligations for an Eligible Shareholder set forth in this Section 1.6 are satisfied by each such shareholder or beneficial owner (except with respect to aggregation). No shares may be attributed to more than one Eligible Shareholder and no shareholder or beneficial owner (including any of its affiliates) may qualify as or constitute more than one Eligible Shareholder (either on its own or as a member of a group) under this Section 1.6. A group of any two or more collective investment funds that are (X) under common management and investment control, (Y) under common management and funded primarily by a single employer or (Z) publicly offered and part of the same Family of Funds (as defined below), will be treated as one shareholder or beneficial owner for purposes of the limitation on aggregation set forth in this Section 1.6. For purposes of this Section 1.6, the terms “affiliate” or “affiliates” have the meanings ascribed to them under the rules and regulations promulgated under the Exchange Act and the term “Family of Funds” means two or more investment companies or funds (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services.
(iii) For purposes of this Section 1.6:
(A) A shareholder or beneficial owner is deemed to “Own” only those outstanding shares of the Company as to which the person possesses both (1) full voting and investment rights pertaining to the shares and (2) full economic interest in (including the opportunity for profit and risk of loss on) the shares, except that the number of shares calculated in accordance with clauses (1) and (2) does not include any shares (I) sold by the person in any transaction that has not been settled or closed, (II) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell or (III) subject to any option, warrant, forward contract, swap, contract of sale, derivative or other instrument, agreement or understanding entered into by the person, regardless of whether the instrument, agreement or understanding is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company or otherwise, if the instrument, agreement or understanding has, or is intended to have, or if exercised would have, the purpose or effect of (y) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares or (z) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person, other than any such arrangements solely involving an exchange-listed multi-industry market index fund in which shares of the Company represent at the time of entry into such arrangement less than 10 percent of the proportionate value of such index. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a shareholder or beneficial owner, have correlative meanings and the term “person” includes its affiliates.
(B) A shareholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder.
(C) A shareholder or beneficial owner’s Ownership of shares continues during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on five business days’ notice.
(iv) For purposes of this Section 1.6, the “Additional Information” referred to in Section 1.6(a) that the Company will include in its proxy statement is:
(A) the information set forth in the Schedule 14N provided with the Shareholder Notice concerning each Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(B) if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Shareholder Nominee(s), which must be provided at the same time as the Shareholder Notice for inclusion in the Company’s proxy statement for the Annual Meeting.
Notwithstanding anything to the contrary contained in this Section 1.6, the Company may omit from its proxy materials any information or statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 1.6 limits the Company’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.
(c) Shareholder Notice and Other Information Requirements.
(i) The Shareholder Notice must set forth all information, representations and agreements required under Section 1.5(c)(i), (ii) and (iv) of these regulations (and for these purposes, references in Section 1.5(c) to the “beneficial owner” on whose behalf the nomination is made refers to the “Eligible Shareholder” and, in the case of a group, the information, representations and agreements must be provided for each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder). In addition, the Shareholder Notice must include:
(A) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;
(B) a statement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder), which statement(s) must also be included in the Schedule 14N filed with the SEC: (1) setting forth and certifying to the number of shares of the Company the Eligible Shareholder Owns and has Owned (as defined in Section 1.6(b)(iii) above) continuously for at least three years as of the date of the Shareholder Notice, (2) agreeing to continue to Own the shares through the Annual Meeting and (3) setting forth whether or not it intends to maintain Ownership of the Required Shares for at least one year following the Annual Meeting;
(C) the written agreement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Company, setting forth the following additional agreements, representations and warranties:
(1) it will provide (I) within five business days after the record date for the Annual Meeting, both the information required under

Section 1.5(c)(i)(B) and Section 1.5(c)(i)(C) and notification in writing verifying the Eligible Shareholder’s continuous Ownership of the Required Shares, in each case, as of the record date and (II) immediate notice to the Company if the Eligible Shareholder ceases to Own any of the Required Shares prior to the Annual Meeting;
(2) it (I) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have this intent, (II) has not nominated and will not nominate for election to the board of directors at the Annual Meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 1.6, (III) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in, a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the Annual Meeting other than its Shareholder Nominee or a nominee of the board of directors, (IV) will not distribute to any shareholder any form of proxy for the Annual Meeting other than the form distributed by the Company, (V) will provide facts, statements and other information in all communications with the Company and its shareholders that are and will be true and correct in all material respects and do not and will not fail to state a material fact necessary in order to make the statements made not misleading and (VI) will otherwise comply with all applicable laws, rule and regulations in connection with any actions take pursuant to this Section 1.6; and
(3) it will (I) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Company or out of the information that the Eligible Shareholder provided to the Company, (II) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of the Eligible Shareholder’s communications with the shareholders of the Company or out of the information that the Eligible Shareholder provided to the Company, (III) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the Annual Meeting, (IV) file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Company’s Annual Meeting, one or more of the Company’s directors or director nominees or any Shareholder Nominee, regardless of whether the filing is required under Regulation 14A under the Exchange Act or whether any exemption from filing is available for the materials under Regulation 14A under the Exchange Act and (V) provide to the Company any additional information that it may reasonably request within five business days after the request; and
(D) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination.
(ii) To be timely under this Section 1.6, the Shareholder Notice must be delivered by a shareholder to the secretary at the principal executive offices of the Company not later than the Close of Business (as defined in Section 1.5(d)(ii) above) on the 120th day nor earlier than the Close of Business on the 150th day prior to the first anniversary of the date (as stated in the Company’s proxy materials) that the definitive proxy statement was first sent to shareholders in connection with the preceding year’s Annual Meeting, except that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, or if no Annual Meeting was held in the preceding year, to be timely, the Shareholder Notice must be delivered (A) not earlier than the Close of Business on the 150th day prior to the Annual Meeting and (B) not later than the Close of Business on the later of the 120th day prior to the Annual Meeting or the 10th day following the day on which a Public Announcement (as defined in Section 1.5(d)(ii) above) of the date of the meeting is first made by the Company. In no event will an adjournment or recess of an Annual Meeting, or a postponement of an Annual Meeting for which notice of the meeting has been given, commence a new time period (or extend any time period) for the giving of the Shareholder Notice as described above.
(iii) An Eligible Shareholder must:
(A) within five business days after the date of the Shareholder Notice, provide to the Company one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Shareholder Owns, and has Owned continuously in compliance with this Section 1.6; and
(B) in the case of any group, within five business days after the date of the Shareholder Notice, provide to the Company documentation reasonably satisfactory to the Company demonstrating that the number of shareholders or beneficial owners within the group does not exceed 20, including whether a group of funds qualifies as one shareholder or beneficial owner within the meaning of Section 1.6(b)(ii).
The information provided pursuant to this Section 1.6(c)(iii) is deemed part of the Shareholder Notice for purposes of this Section 1.6.
(iv) Within the time period for delivery of the Shareholder Notice, a written representation and agreement of each Shareholder Nominee must be delivered to the secretary at the principal executive offices of the Company, which must be signed by each Shareholder Nominee and must set forth all information, representations and agreements required under Section 1.5(c)(iv) above with respect to director nominees and also represent and agree that the Shareholder Nominee consents to being named in the Company’s proxy statement and form of proxy as a nominee and to serve as a director if elected. In addition, at the request of the Company, the Shareholder Nominee must promptly, but in any event within five business days after the request, submit all completed and signed questionnaires required of the Company’s directors and provide to the Company other information as it may reasonably request. The Company may request additional information as necessary to permit the board of directors to determine if each Shareholder Nominee satisfies the requirements of this Section 1.6.
(v) In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominee to the Company or its shareholders is not, when provided, or at any point thereafter ceases to be, true, correct and complete in all material respects, the Eligible Shareholder or Shareholder Nominee, as the case may be, must promptly notify the secretary and provide the information that is required to make the information or communication true, correct, complete and not misleading; it being understood that providing the notification does not cure any defect or limit the Company’s right to omit a Shareholder Nominee from its proxy materials as provided in this Section 1.6.
(d) Proxy Access Procedures.
(i) Notwithstanding anything to the contrary contained in this Section 1.6, the Company may omit from its proxy materials any Shareholder Nominee, and the nomination will be disregarded and no vote on the Shareholder Nominee will occur, notwithstanding that proxies in respect of a vote may have been received by the Company, if:
(A) the Eligible Shareholder or Shareholder Nominee breaches any of its agreements, representations, or warranties set forth in the Shareholder Notice (or otherwise submitted pursuant to this Section 1.6), any of the information in the Shareholder Notice (or otherwise submitted pursuant to this Section 1.6) was not, when provided, true, correct and complete, or the Eligible Shareholder or applicable Shareholder Nominee otherwise fails to comply with its obligation pursuant to these regulations, including, but not limited to, its obligations under this Section 1.6;
(B) the Shareholder Nominee (1) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the board of directors in determining the independence of the Company’s directors, (2) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (3) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) or (IV) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(C) the Company has received a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the board of directors pursuant to the advance notice requirements for shareholder nominees for director in Section 1.5(a)(i)(B) of these regulations; or
(D) the election of the Shareholder Nominee to the board of directors would cause the Company to violate the articles, these regulations or any applicable law, rule, regulation or listing standard.
(ii) An Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 1.6 must rank the Shareholder Nominees based on the order that the Eligible Shareholder desires the Shareholder Nominees to be selected for inclusion in the Company’s proxy statement and include the specified rank in its Shareholder Notice submitted to the Company. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 1.6 exceeds the Authorized Number, the Company will determine which Shareholder Nominees will be included in the Company’s proxy materials in accordance with the following provisions: the highest ranking Shareholder Nominee of each Eligible Shareholder who qualifies for inclusion in the Company’s proxy materials will be selected for inclusion until the Authorized Number is reached, going in order of the number (largest to smallest) of shares of the Company that each Eligible Shareholder disclosed as Owned in its Shareholder Notice submitted to the Company. If the Authorized Number is not reached after each Eligible Shareholder has had one Shareholder Nominee selected, this selection process will repeat as many times as necessary, following the same order each time, until the Authorized Number is reached. Following this determination, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 1.6 is nominated by the board of directors, is not included in the Company’s proxy materials or is not submitted for director election for any reason

(including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Section 1.6), no other nominee or nominees will be included in the Company’s proxy materials or otherwise submitted for election as a director at the applicable Annual Meeting in substitution for the Shareholder Nominee.
(iii) Any Shareholder Nominee who is included in the Company’s proxy materials for a particular Annual Meeting but withdraws from or becomes ineligible or unavailable for election at the Annual Meeting for any reason, including for the failure to comply with any provision of these regulations, will be ineligible to be a Shareholder Nominee pursuant to this Section 1.6 for the next two Annual Meetings.
(iv) The board of directors (and any other person or body authorized by the board of directors) has the power and authority to interpret this Section 1.6 and to make any and all determinations necessary or advisable to apply this Section 1.6 to any persons, facts or circumstances, in each case acting in good faith. Notwithstanding the foregoing provisions of this Section 1.6, unless otherwise required by law or otherwise determined by the chairman of the meeting or the board of directors, if the shareholder who delivered the Shareholder Notice does not appear at the Annual Meeting in person or by proxy (such proxy to be delivered to the Company no later than the Close of Business on the third business day prior to the making of a nomination or proposal) to present its Shareholder Nominee or Shareholder Nominees, the nomination or nominations will be disregarded, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the Company. This Section 1.6 is the exclusive method for shareholders to include nominees for director election in the Company’s proxy materials.
§1.7 Waiver of Notice. Any shareholder, either before or after any meeting, may waive any notice required by law, the articles or these regulations. Waivers must be in writing and filed with or entered upon the records of the meeting. Notice of a meeting will be deemed to have been waived by any shareholder who attends the meeting either in person or by proxy, and who does not, before or at the commencement of the meeting, protest the lack of proper notice.
§1.8 Quorum. The holders of shares entitling them to exercise a majority of the voting power of the Company entitled to vote at a shareholders meeting, present in person or by proxy, shall constitute a quorum for the transaction of business, except when a greater number is required by law, the articles or these regulations. In the absence of a quorum at any shareholders meeting or any adjournment of the meeting, the chairman of the meeting or the holders of shares entitling them to exercise a majority of the voting power of the Company entitled to vote at a shareholders meeting, present in person or by proxy, may adjourn the meeting from time to time. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.
§1.9 Conduct of Meetings. At each shareholders meeting the chairman of the board, or, in the chairman’s absence, any officer whom the board of directors or the chairman of the board appoints, shall act as chairman of the meeting, and the secretary of the Company, or, in the secretary’s absence, any person whom the chairman of the meeting appoints, shall act as secretary of the meeting. Unless otherwise determined by the board of directors prior to the meeting, the chairman of the meeting shall determine in his or her sole discretion the order of business of each shareholder~~s~~ meeting and the rules of procedure therefor, and shall have the authority to regulate the conduct of any such meeting as he or she deems appropriate. Such rules may include, without limitation: (i) an agenda for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at, or participation in, the meeting to only shareholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Company advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the board of directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn or recess any meeting of shareholders. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to declare that a nomination or other business was not properly brought before the meeting if the facts warrant, and if the chairman of the meeting should so declare, that nomination shall be disregarded or that other business shall not be transacted.
§1.10 Voting Standards. Except as otherwise expressly provided by law, the articles or these regulations, at any meeting of shareholders at which a quorum is present, all business properly brought before such meeting to be approved by a vote of the shareholders (including by non-binding or advisory vote) shall be approved if authorized by the affirmative vote of a majority of the votes cast (and for purposes of this provision an abstention is not a vote cast), whether in person or by proxy.
§1.11 Record Date. The board of directors may fix a record date for any lawful purpose, including without limitation the determination of shareholders entitled to: (a) receive notice of or to vote at any shareholders meeting; (b) receive payment of any dividend or other distribution; (c) receive or exercise rights of purchase of, subscription for, or exchange or conversion of, shares or other securities, subject to any contract right with respect thereto; or (d) participate in the execution of written consents, waivers or releases. Any such record date shall not be more than 60 days preceding the date of the meeting, the date fixed for the payment of any dividend or other distribution, or the date fixed for the receipt or the exercise of rights, as the case may be.
ARTICLE 2
Board of Directors
§2.1 General Powers of Board. All of the authority of the Company shall be exercised by or under the direction of the board of directors, except as otherwise provided by law, the articles or these regulations.

§2.2 Number of Directors. The number of directors of the Company shall be fixed from time to time by the board of directors; provided, however, that in no case shall the number of directors be decreased to fewer than nine nor increased to more than 16; and provided, further, that no decrease in the number of directors shall have the effect of shortening the term of any director.
§2.3 Compensation and Expenses. The directors shall be entitled to such compensation as the board of directors may from time to time determine. No director shall be precluded from serving the Company as an officer or in any other capacity or from receiving compensation for so serving. Directors may be reimbursed for their reasonable expenses incurred in the performance of their duties, including the expense of traveling to and from meetings of the board.
§2.4 Election of Directors. The articles set forth voting standards applicable in the election of directors at each meeting of shareholders to elect directors.
§2.5 Term of Office. Directors shall be elected at the Annual Meeting. A director is elected to serve until the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation, removal from office or death.
§2.6 Removal of Directors. All the directors or any individual director may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of not less than a majority of the shares having voting power of the Company with respect to the election of directors.
§2.7 Vacancies. A vacancy in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a majority vote of the remaining directors, even though they are less than a quorum.
§2.8 Organization of Meetings. At each meeting of the board of directors, the chairman of the board, or, in his or her absence, the lead director (if one is designated by the directors), or, in his or her absence, a chairman chosen by a majority of the directors present, shall act as chairman. The secretary of the Company, or, if the secretary shall not be present, an assistant secretary or any other person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting.
§2.9 Calling of Meetings. Meetings of the board of directors shall be held whenever called by the chairman of the board, if any, the lead director (if one is designated by the directors), the chief executive officer or by one-third of the directors.
§2.10 Notices of Meetings. Unless waived, notice of each board of directors meeting or a meeting of any committee of directors shall be given to each director by the person calling such meeting in any of the following ways:
(a) By orally informing him or her of the meeting in person or by telephone not later than 12 hours before the date and time of the meeting.
(b) By delivering notice by fax, electronic mail or other electronic communication not later than one day before the date of the meeting.

(c) By delivering notice by U.S. mail or overnight courier at least two days before the meeting addressed to him or her at the address furnished by him or her to the secretary of the Company, or to such other address as the person sending the notice shall know to be correct.
Unless otherwise required by law, the articles or these regulations, the notice of any meeting need not specify the purposes of the meeting. Notice of any meeting of the board of directors may be waived by any director, either before, at or after the meeting, in writing or by any other legally sufficient means. Notice of a meeting will be deemed to have been waived by any director who attends the meeting, and who does not, before or at the commencement of the meeting, protest the lack of proper notice.
§2.11 Notice of Adjournment of Meeting. Notice of adjournment of a meeting of the board of directors need not be given if the time and place to which it is adjourned are fixed and announced at the meeting.
§2.12 Quorum and Manner of Acting. A majority of the number of directors established pursuant to Section 2.2 of these regulations as of the time of any meeting of the board of directors must be present at such meeting in order to constitute a quorum for the transaction of business; provided, that meetings of the directors may include participation by directors through any communications equipment if all directors participating can hear each other, and such participation in a meeting shall constitute presence at such meeting. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors. In the absence of a quorum, a majority of those present may adjourn a meeting from time to time until a quorum is present without further notice or waiver thereof. The directors shall act only as a board of directors. Individual directors shall have no power as such other than in connection with a director’s actions as the sole member of a committee of the board of directors.
§2.13 Order of Business. The order of business at meetings of the board of directors shall be such as the chairman of the meeting may prescribe or follow, subject to modification by a majority of the directors present.
§2.14 Action in Writing in Lieu of Meeting. Any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting with the affirmative approval of, and in a writing or writings signed by, all the directors. A fax, electronic mail or an electronic or other transmission capable of authentication that appears to have been sent by a director and that contains an affirmative vote or approval of the director is a signed writing for the purposes of this Section 2.14. The date on which that fax, electronic mail or electronic or other transmission is sent is the date on which the writing is signed.
§2.15 Committees. The directors may create and from time to time abolish or reconstitute one or more committees of directors each to consist of one or more directors, and may delegate to any such committee or committees any or all of the authority of the directors, however conferred, other than that of filling vacancies in the board of directors or in any committee of directors and other than the authority to adopt, amend or repeal these regulations. The directors may adopt, or authorize the committees to adopt, provisions with respect to the governance of any such committee or committees which are not inconsistent with applicable law, the articles or these regulations. An act or authorization of any act by any such committee within the authority properly delegated to it by the directors shall be as effective for all purposes as the act or authorization of the directors. Meetings of committees shall be held whenever called by the chairman of the committee or by a majority of the committee members.
§2.16 Emergency Regulations. Notwithstanding any other provision in this Article 2, in the event of any emergency, as defined in Section 1701.01 of the Ohio Revised Code, as a result of which a quorum cannot readily be convened for action, a meeting of the directors may be called by any officer or director. Notice of the time and place, if any, of such meeting shall be given to such of the directors as it may be feasible to reach at the time and by the means of communication, written or oral, personal or mass, as may be practicable at the time. The director or directors present at any such meeting that has been duly called and notice of which has been duly given shall constitute a quorum for such meeting.
ARTICLE 3
Officers
§3.1 Number and Titles. The officers of the Company shall be a chief executive officer, a president, a secretary, a treasurer and such other officers and assistant officers as the board may select, including a chairman of the board. If there is more than one vice president, the board of directors may, in its discretion, establish designations for the vice presidencies so as to distinguish among them as to their functions or their order, or both. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers. For purposes of these regulations and Ohio law, the chief executive officer shall serve all of the functions of, and shall be deemed, the president unless the board of directors specifically designates a president.
§3.2 Election, Terms of Office, Vacancies. The officers shall be elected by the board of directors. Each shall be elected for an indeterminate term and shall hold office at the pleasure of the board of directors. The board of directors may delegate to any officer or committee the power to appoint any subordinate officer, agents or committees. Any vacancy in any office may be filled by the board of directors.

ARTICLE 4
Shares and Their Transfer
§4.1 Certificates for Shares. Every owner of one or more shares of the Company shall be entitled to a certificate or certificates, which shall be in such form as may be approved by the board of directors, certifying the number and class of shares in the Company owned by him or her. The certificates for the respective classes of such shares shall be numbered in the order in which they are issued and shall be signed in the name of the Company by the chairman or the president and the secretary; provided, that if such certificates are countersigned by a transfer agent or registrar, the signatures of such officers upon such certificates may be facsimiles, stamped or printed. If an officer who has signed or whose facsimile signature has been used, stamped or printed on any certificates ceases to be such officer because of death, resignation or other reason before such certificates are delivered by the Company, such certificates shall nevertheless be conclusively deemed to be valid if countersigned by any such transfer agent or registrar. The board of directors may provide by resolution that some or all of any or all classes and series of shares of the Company shall be uncertificated shares to the extent permitted by Ohio law.
§4.2 Transfer of Shares. Shares of the Company shall be transferable in person or by attorney (and, if issued in certificated form, upon the surrender of the certificate to the Company or any transfer agent for the Company (for the class of shares represented by the certificate surrendered) and cancellation of the certificate), if properly endorsed for transfer or accompanied by a duly executed assignment and power of transfer provided in connection therewith, together with such assurances as the Company or its transfer agent may require as to the genuineness and effectiveness of each necessary instrument.
§4.3 Regulations. The board of directors may make such rules and regulations as it may deem expedient or advisable, not inconsistent with these regulations, concerning the issue, transfer and registration of shares. It may appoint one or more transfer agents or one or more registrars, or both, and may require all certificates for shares to bear the signature of either or both.
§4.4 Lost, Destroyed or Stolen Certificates. A new share certificate or certificates or uncertificated shares may be issued in place of any certificate theretofore issued by the Company which is alleged to have been lost, destroyed, or wrongfully taken upon: (a) the execution and delivery to the Company by the person claiming the certificate to have been lost, destroyed or wrongfully taken of an affidavit of that fact in form satisfactory to the Company, specifying whether or not the certificate was endorsed at the time of such alleged loss, destruction or taking, and (b) the receipt by the Company of a surety bond, indemnity agreement or any other assurances satisfactory to the Company and to all transfer agents and registrars of the class of shares represented by the certificate against any and all losses, damages, costs, expenses, liabilities or claims to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or uncertificated shares or with respect to the original certificate.

ARTICLE 5
Indemnification and Insurance
§5.1 Costs Incurred. The Company shall, to the fullest extent authorized by law, including but not limited to the laws of the State of Ohio, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Company, or is or was serving at the written request of the Company as a director, trustee, officer, employee, member or manager of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The Company shall indemnify a director, trustee, officer, employee, member or manager seeking indemnity in connection with an action, suit or proceeding (or part of an action, suit or proceeding) initiated by such person only if the action, suit or proceeding (or part of the action, suit or proceeding) initiated by such person was authorized by the board of directors of the Company.
§5.2 Advance Payment of Costs. The Company shall pay expenses, including attorneys’ fees, incurred by an officer of the Company in defending any action, suit or proceeding referred to in Section 5.1 of these regulations as they are incurred, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Company shall pay expenses, including attorneys’ fees, incurred by a director of the Company as specified in the Ohio Revised Code or any successor.
§5.3 Requested Service. Any person shall be deemed to be serving at the written request of the Company if such person (a) is serving as a director, trustee, officer, employee, member or manager of another organization of which a majority of the outstanding voting securities representing the present right to vote for the election of its directors or equivalent executives is owned directly or indirectly by the Company (a “Subsidiary”), (b) is serving as a director, trustee or manager of any employee benefit plan of the Company or a Subsidiary, or (c) is appointed by the Company or a Subsidiary as a director, trustee or manager of another organization of which the Company or a Subsidiary has the right to appoint a member or members of the board of directors or similar governing body of such organization.
§5.4 Non-Exclusive. The indemnification authorized in this Article 5 shall not be deemed exclusive of any other rights to which persons seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
§5.5 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member or manager of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under this Article 5 or under Chapter 1701 of the Ohio Revised Code.
§5.6 Survival. The indemnification authorized in this Article 5 shall continue as to a person who has ceased to be a director, trustee, officer, employee, member or manager.
§5.7 Successors. The indemnification authorized in this Article 5 shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification under this Article 5.
§5.8 Elimination or Impairment of Indemnification Rights. No amendment, termination or repeal of this Article 5, nor, to the fullest extent permitted by law, any modification of law, shall adversely affect or impair in any way the rights to be indemnified or to advancement of expenses pursuant to this Article 5 with respect to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, modification, termination or repeal.
ARTICLE 6
Fiscal Year
The fiscal year of the Company shall begin on the first day of July and end on the last day of June each year.
ARTICLE 7
Control Share Acquisitions
Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the Company.
ARTICLE 8
Forum for Adjudication of Disputes
Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or to the Company’s shareholders, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of Chapter 1701 of the Ohio Revised Code or the articles or these regulations, or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be (i) a state court located within Franklin County, Ohio, or (ii) if no state court located within Franklin Country, Ohio has jurisdiction, then the federal district court within which the geographical boundaries of Franklin County, Ohio lie, in all cases subject to the court’s having personal jurisdiction over the persons without whose presence the action cannot in equity and good conscience proceed.
ARTICLE 9
Amendment of Regulations
These regulations may be amended or repealed or new regulations may be adopted: (a) at any meeting of the shareholders held for such purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal; (b) without a meeting of the shareholders, by the written consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal; or (c) by the board of directors (to the extent permitted by the Ohio Revised Code).